FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE GROUP COMMENCES TENDER OFFER FOR
7.75% SENIOR SUBORDINATED NOTES DUE 2016

BLOOMFIELD HILLS, MI, August 14, 2012 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today announced that it has commenced a cash tender offer for any and all of its outstanding $375.0 million aggregate principal amount of 7.75% Senior Subordinated Notes due 2016 (the “2016 Notes”). In connection with the tender offer, the Company is soliciting consents (“Consents”) from holders of the 2016 Notes to amendments to the indenture governing the 2016 Notes (the “Proposed Amendments”). The tender offer and consent solicitation (collectively, the “Offer”) are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated August 14, 2012, and a related Letter of Transmittal and Consent.

Holders who validly tender their 2016 Notes and deliver their Consents to the Proposed Amendments prior to the early tender deadline of 5:00 p.m., New York City time, on August 27, 2012, unless extended (the “Early Tender Deadline”), will receive the total consideration of $1,042.50 per $1,000 principal amount of the 2016 Notes, which includes an early tender premium/consent payment of $10.00 per $1,000 principal amount of the 2016 Notes, plus any accrued and unpaid interest on the 2016 Notes up to, but not including, the payment date. Holders may not tender their 2016 Notes in the Offer without delivering their Consents to the Proposed Amendments, and holders may not deliver their consents to the Proposed Amendments without tendering their 2016 Notes pursuant to the Offer. Payment for 2016 Notes validly tendered and not validly withdrawn on or prior to the Early Tender Deadline and accepted for purchase will be made at or promptly following the Early Tender Deadline. Holders who validly tender their 2016 Notes after the Early Tender Deadline, but on or prior to the Expiration Date (as defined below), will receive the tender offer consideration of $1,032.50 per $1,000 principal amount of the 2016 Notes, plus any accrued and unpaid interest on the 2016 Notes up to, but not including, the date the 2016 Notes are purchased pursuant to the Offer, but will not receive the early tender premium/consent payment. Payment for 2016 Notes validly tendered after the Early Tender Deadline and on or prior to the Expiration Date, and accepted for purchase, will be made at or promptly following the Expiration Date. The Offer is not conditioned on any minimum amount of 2016 Notes tendered, but is conditioned upon the satisfaction of certain customary conditions, including the completion of the Company’s proposed offering of senior subordinated notes, as more fully described in the Offer to Purchase and Consent Solicitation Statement.

The Offer will expire at the end of the day, 12:00 midnight, New York City time, on September 11, 2012, unless extended (the “Expiration Date”). Any 2016 Notes purchased pursuant to the Offer will be cancelled, and those 2016 Notes will cease to be outstanding.

Upon receipt of Consents from holders of a majority in aggregate principal amount of the outstanding 2016 Notes, the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), will execute a supplemental indenture giving effect to the Proposed Amendments, which amendments will become operative when validly tendered 2016 Notes are accepted for purchase by the Company pursuant to the Offer. Except in certain circumstances, 2016 Notes tendered and Consents delivered pursuant to the Offer may not be withdrawn or revoked after execution of the supplemental indenture. The Proposed Amendments would, among other modifications, eliminate substantially all of the restrictive covenants and certain event of default provisions contained in the indenture governing the 2016 Notes.

The complete terms and conditions of the Offer are set out in the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent. The holders of 2016 Notes may obtain copies of all the Offer documents, including the Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent, free of charge by directing a request to Georgeson Inc., the Information Agent for the Offer, at 199 Water Street, 26th Floor, New York, New York 10038 and by telephone 1-212-440-9800, for banks and brokers, or 1-800-561-3991 for others.

Penske Automotive has retained BofA Merrill Lynch to act as Dealer Manager in connection with the Offer. Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (646) 855-3401 (collect). The Bank of New York Mellon Trust Company, N.A. has been appointed to act as the Depositary for the Offer.

This press release is neither an offer to purchase, a solicitation of an offer to sell the 2016 Notes or any other securities or a solicitation of Consents, and is neither an offer to sell nor a solicitation of an offer to purchase the Company’s new senior subordinated notes or any other securities. The Offer is made only by and pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent. None of the Company, its management, its Board of Directors, the information agent, the Dealer Manager, the Depositary, the Trustee nor any other person makes any recommendation as to whether holders of the 2016 Notes should tender their 2016 Notes or deliver their Consents, and no one has been authorized to make such a recommendation. Holders of the 2016 Notes must make their own decisions as to whether to tender their 2016 Notes and deliver their Consents, and, if they decide to do so, the principal amount of 2016 Notes to tender.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s proposed refinancing. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the Company’s ability to consummate the Offer, as well as its proposed offering of new senior subordinated notes, which is subject to numerous uncertainties, including but not limited to successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing. The consummation of the transactions may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 340 retail automotive franchises, representing 41 different brands and 30 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 170 franchises in 17 states and Puerto Rico and 170 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 16,000 employees.

Inquiries should contact:
David K. Jones
Executive Vice President and Chief Financial Officer
Penske Automotive Group, Inc.
248-648-2800
dave.jones@penskeautomotive.com
or
Anthony R. Pordon
Executive Vice President Investor Relations and Corporate Development
Penske Automotive Group, Inc.
248-648-2540